PROSPECTUS Dated May 5, 1999                      Pricing Supplement No. 14 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-75289
Dated May 6, 1999                                                June 11, 1999
                                                                Rule 424(b)(3)
                                                              CUSIP: 61744Y116


                                   $65,000,000

                        Morgan Stanley Dean Witter & Co.
                           MEDIUM-TERM NOTES, SERIES C
                 7.25% Senior Fixed Rate Notes due June 17, 2029

                              --------------------

          Interest payable quarterly on March 17, June 17, September 17 and December 17, commencing on September 17, 1999.

                              --------------------

We have the option to redeem these notes in whole, but not in part, at 100% of the principal amount on any day, commencing June 17, 2004 by giving you not less than 30 nor more than 35 calendar days notice. We describe the basic features of this type of note in the section called "Description of Notes--Fixed Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

We will apply to list the notes on the New York Stock Exchange, Inc., subject to meeting the NYSE listing requirements.

                              --------------------

                     Price to          Agent's        Proceeds to
                      Public         Commissions        Company
                      ------         -----------        -------
Per note.......         $25            $0.7875         $24.2125
Total..........     $65,000,000      $2,047,500       $62,952,500



The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this Pricing Supplement or the accompanying Prospectus Supplement and Prospectus are truthful and complete. Any representation to the contrary is a criminal offense.


Morgan Stanley & Co. Incorporated expects to deliver the notes to purchasers on June 17, 1999.

                              --------------------

                           MORGAN STANLEY DEAN WITTER